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                                                                [REI-EXHIBIT 12]

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               D/B/A RELIANT ENERGY INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                   TWELVE MONTHS ENDED DECEMBER 31,
                                                   -----------------------------------------------------------------
                                                       1998          1997         1996          1995         1994
                                                   -----------   -----------   -----------   ----------   ----------
Fixed Charges as Defined:

(1)      Interest on Long-Term Debt............... $   416,138   $   320,845   $   276,242   $  279,491   $  265,494

(2)      Other Interest...........................      97,767        77,112        33,738       21,586       25,076

(3)      Capitalized Interest.....................       9,565         7,721

(4)      Distribution on Trust Securities.........      29,201        26,230

(5)      Preferred Dividends Factor of Subsidiary.           0         3,360        33,619       44,933       51,718

(6)      Interest Component of Rentals Charged to
        Operating Expense.........................       9,966         5,692           942        3,102        3,951

                                                   -----------   -----------   -----------   ----------   ----------
(7)      Total Fixed Charges...................... $   562,637   $   440,960   $   344,541   $  349,112   $  346,239
                                                   ===========   ===========   ===========   ==========   ==========

Earnings as Defined:

(8)      Income from Continuing Operations........ $  (141,092)  $   421,110   $   404,944   $  397,400   $  423,985

(9)      Income Taxes for Continuing Operations...     (30,432)      206,374   $   200,165      199,555      230,424

(10)     Fixed Charges (line 7)...................     562,637       440,960   $   344,541      349,112      346,239

(11)     Capitalized Interest (Line 3)............      (9,565)       (7,721)

                                                   -----------   -----------   -----------   ----------   ----------
(12)     Income from Continuing Operations Before
        Income Taxes and Fixed Charges............ $   381,548   $ 1,060,723   $   949,650   $  946,067   $1,000,648
                                                   ===========   ===========   ===========   ==========   ==========

Preferred Dividends Factor of Subsidiary:

(13)     Preferred Stock Dividends of Subsidiary.. $         0   $     2,255   $    22,563   $   29,955   $   33,583

(14)     Ratio of Pre-Tax Income from Continuing
        Operations to Income from Continuing
        Operations(line 8 plus line 9 divided,
        (line 8)..................................        1.22          1.49          1.49          1.50         1.54

                                                   -----------   -----------   -----------   ----------   ----------
(15)     Preferred Dividends Factor of Subsidiary
        (line 14 times line 13)................... $         0   $     3,360   $    33,619   $   44,933   $   51,718
                                                   ===========   ===========   ===========   ==========   ==========

Ratio of Earnings from Continuing Operations to
   Fixed Charges Before Cumulative Effect of
   Change in Accounting (line 12 divided by line
   7).............................................                      2.41          2.76          2.71         2.89


In 1998 earnings are inadequate to cover fixed charges by approximately $181 million. This deficiency results from the $1.2 billion non-cash, unrealized accounting loss recorded for the ACES. Excluding the effect of the non-cash, unrealized accounting loss of $764 million, the ratio of earnings from the continuing operations to fixed charges would have been 2.77.

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